FOR:    Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

Education Management Corporation Reports Fiscal 2012 Third Quarter Results

Pittsburgh, PA, May 2, 2012 -- Education Management Corporation (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2012. Net revenues during the quarter were $702.5 million and, as a result of a goodwill impairment charge of $495.4 million, the Company recorded a net loss of $417.1 million, or $3.31 per diluted share. Excluding the goodwill impairment charge, a loss on the extinguishment of debt, and other charges further described below, net income would have been $41.6 million, or $0.33 per diluted share, for the three months ended March 31, 2012.

The Company undertook interim impairment reviews of the carrying value of goodwill and indefinite-lived intangible assets at each of its four education systems during the current quarter as a result of current and projected future enrollment trends. The reviews resulted in non-cash goodwill impairment charges at three of the four education systems totaling $495.4 million, of which $379.0 million is not deductible for income tax purposes. After giving effect to the impairment charges, the Company's goodwill and intangible assets decreased from $3.0 billion at December 31, 2011 to $2.5 billion at March 31, 2012.

Financial Highlights

•
Net revenues for the three months ended March 31, 2012 were $702.5 million, compared to $754.3 million for the prior year quarter. The decrease in net revenues from the third quarter of fiscal 2011 was primarily driven by a 9.3% decline in January 2012 student enrollment as compared to January 2011.

•
For the third quarter of fiscal 2012, the Company recorded a net loss of $417.1 million, or a $3.31 loss per diluted share, compared to net income of $73.0 million, or $0.53 per diluted share, for the prior year quarter. Earnings before interest, taxes and depreciation and amortization (EBITDA) equaled a loss of $366.8 million in the third quarter of fiscal 2012, compared to earnings of $182.1 million in the prior year quarter.

•
On March 30, 2012, the Company completed a refinancing of $348.6 million of its $1.1 billion term loan that was due to expire in June 2013 by replacing the expiring debt with $350.0 million of new term debt under the same credit agreement. The new term loan, which was issued with an original issue discount at 97.0%, matures in March 2018 and accrues interest at a rate equal to the higher of LIBOR or 1.25%, plus a margin of 7.0%. The Company recorded a loss on extinguishment of debt of $9.5 million during the third fiscal quarter as a result of the refinancing.

•
In addition to the goodwill impairment charge and the loss on extinguishment of debt, the Company recorded $5.9 million of expenses related to restructuring and a lease termination during the third quarter of fiscal 2012. Excluding these expenses and a reversal of a liability for an uncertain tax position, net income for the three months ended March 31, 2012 was $41.6 million, or $0.33 per diluted share, while EBITDA excluding these expenses was $134.5 million. The following table summarizes the impact of these expenses, along with a fair market value adjustment of $13.2 million on the Company's previous Education Finance Loan portfolio and a reversal of a liability for an uncertain tax position recorded in the prior year quarter, on EBITDA and net income during the third quarters of fiscal 2012 and fiscal 2011:

(dollars in millions)	For the Three Months Ended March 31,
	2012	2011
Goodwill impairment	$495.4	$0
Restructuring	4.9	—
Fair market value loss on EFL portfolio	—	13.2
Lease termination	1.0	—
Total impact to EBITDA	$501.3	$13.2
Loss on debt extinguishment	9.5	—
Total expenses, pre-tax	$510.8	$13.2
Total expenses, net of tax	$459.4	$8.1
Reversal of uncertain tax position liability	(0.7)	(3.5)
Total impact to net income	$458.7	$4.6

•
Cash flow from operations for the nine month period ended March 31, 2012 was $152.7 million, compared to $513.8 million in the prior year period. The decrease in operating cash flows was due in part to the transfer in March 2012 of $210.0 million to restricted cash in connection with the issuance of letters of credit under the Company's cash secured letter of credit facilities. These facilities are being used to help satisfy the Company's previously disclosed letter of credit requirement with the U.S. Department of Education. In addition, reduced operating performance also negatively impacted cash flow from operations as compared to the prior year period.

•
At March 31, 2012, cash and cash equivalents were $287.5 million, compared to $613.2 million at March 31, 2011. There were no outstanding borrowings under the revolving credit facility at March 31, 2012.

•
On a cash basis, capital expenditures were $64.7 million, or 3.0% of net revenues, for the nine months ended March 31, 2012, compared to $106.3 million, or 4.9% of net revenues, in the same period in the prior year.

•
Since the inception of its share repurchase program, the Company has repurchased 17.8 million shares of its common stock at an average share price of $17.83. During the third quarter of fiscal 2012, the Company repurchased approximately 1.0 million shares.

Student Enrollment

At the start of the current April quarter, total enrollment at our schools was approximately 134,900 students, a 9.3% decrease from the same time last year. Same-school enrollment (schools with enrollment for one year or more) decreased 9.6% to approximately 134,600 students. The number of students enrolled in fully online programs declined 16.6% to approximately 34,200 students.

	2012	2011	Percentage
	April	April	Change
Total enrollment (1)	134,900	148,800	(9.3)%
Same-school enrollment (2)	134,600	148,800	(9.6)%
Students enrolled in fully online programs (1)	34,200	41,000	(16.6)%

(1)
As a result of the transition to a non-term academic calendar, beginning in July 2011, the number of students enrolled in fully online programs is determined based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter. For the April 2011 enrollment, the number of fully online students was determined based on the number of students enrolled at a specific date at the start of a fiscal quarter.

(2)	Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and our first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of our business has decreased over the last several years, primarily due to the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

Fiscal 2012 Guidance
The following fourth quarter and annual guidance for fiscal 2012 exclude the impacts of goodwill impairment, restructuring charges, loss on debt extinguishment, lease termination expenses, and reversal of an uncertain tax position liability.

4th Quarter – 3 months ending June 30, 2012
For the three months ending June 30, 2012, net income, EBITDA and diluted earnings per share are expected to be between $8 million and $11 million, $85 million and $90 million, and $0.06 and $0.08, respectively.

Annual – 12 months ending June 30, 2012
For the twelve months ending June 30, 2012, net loss and diluted loss per share are expected to be between $316 million and $319 million and $2.48 and $2.50, respectively. Excluding the expenses described above, net income, EBITDA and diluted earnings per share are expected to be between $143 million and $146 million, $505 million and $510 million, and $1.12 and $1.14, respectively.

For fiscal 2012, capital expenditures are projected to be approximately 4.0% of net revenues, compared to 4.8% of net revenues in fiscal 2011.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management Corporation will host a conference call to discuss its fiscal 2012 third quarter on Thursday, May 3, 2012 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

About Education Management Corporation

Education Management Corporation (www.edmc.edu), with approximately 151,200 students as of October 2011, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 109 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement

This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including the fourth quarter and annual guidance for fiscal 2012, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company's expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of on-ground and online students enrolled in its programs; changes in average registered credits taken by students; the Company's ability to maintain eligibility to participate in Title IV programs; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company's fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulations; adjustments to the Company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL THIRD QUARTER (Dollars in millions, except earnings per share) (Unaudited)

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
	2012	2011	% change	2012	2011	% change
Net revenues	$702.5	$754.3	(6.9)%	$2,121.8	$2,192.2	(3.2)%
Costs and expenses:
Educational services (1)(2)	382.3	381.7	0.2%	1,133.8	1,113.4	1.8%
General and administrative (3)	191.6	190.5	0.6%	580.2	564.3	2.8%
Depreciation and amortization	40.6	37.1	9.3%	118.7	107.5	10.4%
Goodwill impairment (4)	495.4	—	n/m	495.4	—	n/m
Total costs and expenses	1,109.9	609.3	82.1%	2,328.1	1,785.2	30.4%
Income (loss) before interest, loss on extinguishment of debt and income taxes	(407.4)	145.0	n/m	(206.3)	407.0	n/m
Interest expense, net	25.4	31.5	(19.2)%	79.1	87.5	(9.6)%
Loss on extinguishment of debt (5)	9.5	—	n/m	9.5	8.4	13.1%
Income (loss) before income taxes	(442.3)	113.5	n/m	(294.9)	311.1	n/m
Provision for (benefit from) income taxes (6)	(25.2)	40.5	n/m	32.1	116.4	(72.4)%
Net income (loss)	$(417.1)	$73.0	n/m	$(327.0)	$194.7	n/m
Diluted earnings (loss) per share	$(3.31)	$0.53	n/m	$(2.57)	$1.39	n/m
Weighted average number of diluted shares outstanding (000’s)	126,005	136,759		127,224	140,003

(1)
Includes bad debt expense of $41.2 million and $32.2 million in the three month periods presented, respectively, and $117.7 million and $105.8 million in the nine month periods presented, respectively.

(2)
Includes $2.0 million of restructuring expense in the three and nine month periods ended March 31, 2012. Also includes $2.5 million of lease termination fees in fiscal 2012, of which $1.0 million occurred in the current quarter. Fiscal 2011 includes fair value adjustments for the Education Finance Loan portfolio of $21.4 million, of which $13.9 million occurred in the March 31, 2011 quarter.

(3)	Includes $8.1 million of restructuring expense in the nine months ended March 31, 2012, of which $2.9 million occurred in the current quarter.

(4)	Includes impairments of $155.9 million, $254.6 million and $84.9 million at the Argosy University, Brown Mackie Colleges and South University reporting units, respectively.

(5)
Fiscal 2012 includes $2.0 million of previously deferred financing fees and $7.5 million of other costs that could not be capitalized as part of a debt extinguishment in March 2012. Fiscal 2011 includes the acceleration of deferred financing fees of $5.1 million and debt extinguishment costs of $3.3 million in December 2010.

(6)
Includes the reversal of $0.7 million and $3.5 million of uncertain tax position liabilities in the three months ended March 31, 2012 and 2011, respectively, as well as the corresponding nine month periods.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED CASH FLOW DATA – FISCAL THIRD QUARTER (Dollars in millions) (Unaudited)

	For the Nine Months Ended March 31,
	2012	2011	% Change
Net cash flows provided by operations	$152.7	$513.8	(70.3%)
Capital expenditures (1)	(64.7)	(106.3)	(39.2%)
Common stock repurchases	(92.8)	(135.7)	(31.6%)

(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED BALANCE SHEET DATA – FISCAL THIRD QUARTER (Dollars in millions) (Unaudited)

	As of March 31,
	2012	2011
Cash and cash equivalents	$287.5	$613.2
Restricted cash	284.1	52.9
Current assets	866.0	911.3
Goodwill	2,083.7	2,579.1
Total assets	4,119.4	4,739.7
Current liabilities	555.0	679.0
Long-term debt (including current portion)	1,468.4	1,529.6
Shareholders’ equity	1,693.4	2,158.3

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures
EBITDA, a measure used by management to measure operating performance, is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present earnings per share, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
	2012	2011	% change	2012	2011	% change
Net income (loss)	$(417.1)	$73.0	n/m	$(327.0)	$194.7	n/m

Net interest expense	25.4	31.5	(19.2)%	79.1	87.5	(9.6)%
Loss on extinguishment of debt	9.5	—	n/m	9.5	8.4	n/m
Income tax expense (benefit)	(25.2)	40.5	n/m	32.1	116.4	(72.4)%
Depreciation and amortization	40.6	37.1	9.3%	118.7	107.5	10.4%
EBITDA - reported	$(366.8)	$182.1	n/m	$(87.6)	$514.5	n/m
Goodwill impairment	495.4	—	n/m	495.4	—	n/m
Restructuring	4.9	—	n/m	10.1	—	n/m
Lease termination	1.0	—	n/m	2.5	—	n/m
Fair market value loss on EFL loans	—	13.2	n/m	—	13.2	n/m
EBITDA - excluding certain expenses	$134.5	$195.3	(31.2)%	$420.4	$527.7	(20.4)%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Income to Net Income Excluding Certain Expenses (Dollars in Millions) (Unaudited)

	For the three months ended March 31,
	2012	2011	% change
Net income (loss), as reported	$(417.1)	$73.0	n/m
Goodwill impairment, net of tax	450.0	—	n/m
Loss on extinguishment of debt, net of tax	5.8	—	n/m
Restructuring charge, net of tax	3.0	—	n/m
Lease termination fees, net of tax	0.6		n/m
Fair market value loss on EFL portfolio, net of tax	—	8.1	n/m
Reversal of uncertain tax position liabilities	(0.7)	(3.5)	n/m
Net income, excluding certain expenses	$41.6	$77.6	(46.4)%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
GUIDANCE – FISCAL 2012

The following fourth quarter and annual guidance for fiscal 2012 exclude the impacts of goodwill impairment, restructuring charges, loss on debt extinguishment, lease termination expenses, and reversal of an uncertain tax position liability.

Reconciliation of Fiscal Year 2012 Fourth Quarter Guidance of Net Income to EBITDA (Dollars in millions, except earnings per share) (Unaudited) Fiscal 2012 Guidance – 4th Quarter

	For the three months ending June 30, 2012
	Low End	High End
Earnings per diluted share	$0.06	$0.08
Net income	$8	$11
Net interest expense	$31	$31
Income tax expense	5	7
Depreciation and amortization	41	41
EBITDA	$85	$90

Reconciliation of Fiscal Year 2012 Annual Guidance of Net Income to EBITDA (Dollars in millions, except earnings per share) (Unaudited) Fiscal Year 2012 Guidance – Annual

	For the twelve months ending June 30, 2012
	Low End	High End
Loss per diluted share	$(2.50)	$(2.48)
Earnings per diluted share excluding expenses described above	$1.12	$1.14
Net loss	$(319)	$(316)
Goodwill impairment, restructuring charges, loss on debt extinguishment and lease termination expenses, net of tax, and reversal of an uncertain tax position liability	463	463
Net income excluding expenses described above	$143	$146
Net interest expense	$111	$111
Income tax expense	92	94
Depreciation and amortization	159	159
EBITDA excluding expenses described above	$505	$510